Exhibit 10.34

SYNIVERSE TECHNOLOGIES, INC.

EXECUTIVE SEPARATION AGREEMENT

THIS EXECUTIVE SEPARATION AGREEMENT (the “Agreement”) is entered into as of March 12, 2007, by and among Raymond L. Lawless (“Lawless”), Syniverse Technologies, Inc., a Delaware corporation (“Employer”) and Syniverse Holdings, Inc., a Delaware corporation (the “Company”). Lawless, Employer, and the Company are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”

Lawless, Employer and the Company are parties to that certain Senior Management Agreement, dated as of February 9, 2005 (the “Senior Management Agreement”). Effective as of May 31, 2007, unless otherwise agreed to by the Parties pursuant to Section 1(b) herein (the “Separation Date”), Lawless will resign from his position as Chief Financial Officer of Employer and its subsidiaries. The Parties now wish to enter into this Agreement regarding the terms of Lawless’s separation from Employer and its subsidiaries. Any capitalized term not otherwise defined herein has the meaning set forth in the Senior Management Agreement, unless otherwise indicated herein.

In consideration of the foregoing and the mutual covenants, representations, warranties and agreements set forth herein, the Parties agree as follows:

1.    Separation from the Company.

(a)    Effective as of the Separation Date, Lawless will cease to be employed by Employer and its subsidiaries as a result of his resignation, without Good Reason, from his position as Employer’s chief financial officer, as well as from all other offices and positions of the Company, Employer, and their subsidiaries. At such time, Lawless will no longer be required to fulfill any of the duties or responsibilities associated with any of these positions or offices and all authority of Lawless related to such positions and offices is hereby expressly revoked, effective as of the Separation Date.

(b)    Notwithstanding the foregoing, in the event that Syniverse has not successfully hired a replacement for Lawless by May 31, 2007, the Parties may agree to extend the Separation Date up to the earlier of (i) the date Syniverse hires a replacement for Lawless and (ii) June 30, 2007.

2.    Consultancy Period.

(a)    Employer hereby engages Lawless as an independent contractor, and not as an employee, to render consulting services to Employer and its subsidiaries as hereinafter provided, and Lawless hereby accepts such engagement, for a period of twelve months following the Separation Date (the “Consulting Period”). Lawless shall not have any authority to bind or act on behalf of Employer or its subsidiaries. During the first six months of the Consulting Period, Lawless shall render such consulting services to Employer and its subsidiaries as Employer from time to time requests, for a period of not more than ten hours per week. Thereafter, during the remainder of the Consulting Period, Lawless shall render such consulting services to Employer and its subsidiaries as may be mutually agreed to by the parties. Lawless agrees to provide such consulting services in good faith and to the best of his ability.

(b)    Employer shall pay to Lawless for the services provided during the Consulting Period an amount equal to his Annual Base Salary in effect as of the end of the Employment Period, half of which shall be payable six months and one day after the Separation Date, with the remaining half payable on a pro rata basis over the final six months of the Consulting Period in accordance with Employer’s normal payroll practices.

(c)    Lawless shall be reimbursed for reasonable out-of-pocket expenses incurred in connection with any such consulting services requested by Employer, in accordance with Employer’s policies relating to reimbursement of expenses and with reasonable supporting documentation, but any such reimbursement with respect to the first six months of the Consulting Period shall not be payable until six months and one day after the Separation Date.

(d)    Employer shall provide Lawless with administrative and secretarial support at Employer’s executive offices in Tampa, Florida for up to five hours per week during the Consulting Period.

(e)    Lawless shall have the right to retain his personal computer after the Separation Date, but Employer may remove, erase, overwrite or otherwise eliminate any and all data, information, and software from such computer before releasing such computer to Lawless. If Lawless learns that such computer contains any proprietary or confidential information of Employer or any software licensed to Employer and not to Lawless, Lawless shall immediately remove such information and/or software from such computer.

(f)    To the extent not provided for in the Senior Management Agreement, and without limiting any terms of the Senior Management Agreement, all inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, and all similar or related information (whether or not patentable) that relate to the Company’s, Employer’s or any of their respective subsidiaries’ or affiliates’ actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by Lawless (either solely or jointly with others) as part of the consulting services referred to in this Section 2 shall be considered Work Product under the Senior Management Agreement.

3.    COBRA. On or after the Separation Date, Lawless may choose to participate in medical, dental and vision benefit coverage (at the executive level) in accordance with Section 4980B of the Internal Revenue Code. Lawless’s participation in such benefits will be subject to the normal eligibility requirements of such benefit programs. Employer shall reimburse the costs incurred during the Consulting Period for such benefit programs, but no such reimbursement with respect to the first six months of the Consulting Period shall be payable until six months and one day after the Separation Date. Lawless shall be responsible for the costs incurred for such programs upon the earlier of the expiration of the Consulting Period or his obtaining employment through which similar programs are made available for his participation. Except as otherwise provided herein or required by applicable law, Lawless is not entitled to any other compensation or benefits from the Company, Employer, or any of their subsidiaries.

4.    Unused Vacation Days and Bonus Payment.

(a)    Employer shall pay to Lawless the cash value of any vacation days and paid time-off accrued but unused by Lawless as of the Separation Date, according to Employer’s vacation pay policy and paid time-off policy, respectively. Any such payments shall be payable six months and one day after the Separation Date.

(b)    Lawless shall be eligible to receive a bonus payment for the current fiscal year, in accordance with the terms of the Senior Management Agreement and only if Employer in its discretion pays bonuses for the current fiscal year, which bonus payment shall be paid on a pro rata basis based upon the portion of the year that elapsed from January 1, 2007 up to the Separation Date. Any such payment shall be payable six months and one day after the Separation Date.

5.    Accelerated Vesting of Certain Stock Options.

(a)    Lawless and the Company are parties to that certain Non-Qualified Stock Option Award Agreement, dated as of May 12, 2006 and that First Amendment To Non-Qualified Stock Option Award Agreement, dated as of August 15, 2006 (together, the “Stock Option Award”). Any capitalized term in this Section 5 not otherwise defined herein has the meaning set forth in the Stock Option Award.

(b)    Pursuant to the Stock Option Award, the Company granted Lawless an Option to acquire 40,000 Option Shares pursuant to the Syniverse Holdings, Inc. 2006 Long-Term Equity Incentive Plan (the “Plan”). With respect to these Option Shares:

(i)    The Option Shares due to vest on May 12, 2007 shall vest in accordance with its terms; and

(ii)    All other Option Shares will expire according to the terms of the Stock Option Award and the Plan.

(c)    With respect to the Option Shares referred to under this Section 4(b)(i), the Option to acquire these shares shall expire on December 31, 2007, notwithstanding the special expiration rules set forth in the Plan.

(d)    All other terms of the Stock Option Award shall remain in effect after the Separation Date.

6.    Accelerated Vesting of Restricted Stock.

(a)    Lawless and the Company are parties to that certain Restricted Stock Grant Agreement, dated as of June 6, 2006 and that First Amendment To Restricted Stock Grant Agreement, dated as of August 15, 2006 (together, the “Restricted Stock Grant”). Any capitalized term in this Section 6 not otherwise defined herein has the meaning set forth in the Restricted Stock Grant.

(b)    Pursuant to the Restricted Stock Grant, the Company granted Lawless 40,000 Restricted Shares pursuant to the Plan. With respect to these Restricted Shares:

(i)    The Restricted Shares due to vest on June 6, 2007 shall vest as of the Separation Date; and

(ii)    All other Restricted Shares (the “Remaining Restricted Shares”) will:

(A)    Cease to vest pursuant to the terms of the Restricted Stock Grant and the Plan; and

(B)    Be forfeited according to the terms of the Restricted Stock Grant and the Plan on the first anniversary of the Separation Date, provided that if a Sale of the Company (as defined in the Senior Management Agreement) occurs prior to the first anniversary of the Separation Date, the Remaining Restricted Shares shall vest if and to the extent that they would have vested for other similarly situated employees if Lawless had remained an employee of Employer through the date of such Sale of the Company. Any Remaining Restricted Shares that do not vest in connection with such Sale of the Company shall be forfeited.

(c)    All other terms of the Stock Option Award shall remain in effect after the Separation Date.

7.    Bonus Upon Sale

(a)    If a Sale of the Company occurs within one year after the Separation Date, and in connection with such Sale of the Company, the Company accelerates the vesting of some or all of its options outstanding under the Plan (“Accelerated Vesting”), then on the date of such Sale of the Company, Lawless shall be eligible to receive a bonus (“Bonus Upon Sale”), determined as follows:

(i)    The Bonus Upon Sale shall equal (x) the result of the price paid per share in the Sale of the Company minus $16.60, multiplied by (y) the number of remaining unvested Option Shares (as defined in the Stock Option Award) that would have vested under the Accelerated Vesting for similarly situated employees had Lawless remained an employee of Employer through the date of such Sale of the Company.

(ii)    The Bonus Upon Sale shall be payable in the same form of consideration paid to the Company’s stockholders in the Sale of the Company.

(iii)    Payment of the Bonus Upon Sale shall be subject the same conditions that are established by the Company in the Accelerated Vesting. For example, if payment of consideration with respect to any options is deferred, payment of the Bonus Upon Sale shall be similarly deferred.

(iv)    Notwithstanding the foregoing, no portion of the Bonus Upon Sale shall be payable until six months and one day after the Separation Date.

8.    Continuing Effectiveness of Terms of Senior Management Agreement. As provided for in the Senior Management Agreement, the Senior Management Agreement (except for the provisions of Sections 6(a),(b) and (c) of the Senior Management Agreement, which shall not apply after the Separation Date) shall remain in full force and effect after the Separation Date.

9.    Nondisparagement. Lawless shall not defame, disparage, make any derogatory or negative public statements about, or take any action or make any statement which may adversely affect or disparage the reputation, business or goodwill of Employer, the Company, any of their subsidiaries, or their past and present investors, officers or employees. Employer and the Company shall not defame, disparage, make any derogatory or negative public statements about, or take any action or make any statement which may adversely affect or disparage the reputation of Lawless.

10.    Release.

(a)    Except as otherwise provided in Section 11 herein, Lawless (for himself, heirs, executors, administrators, successors and assigns) hereby releases and forever discharges Employer, the Company, their subsidiaries, predecessors, successors, assignees, affiliates, past and future investors, owners, officers, directors, partners, members, shareholders, employees, agents and attorneys (collectively, the “Released Entities”), jointly and individually, from liability on or for any and all charges, claims, controversies, actions, causes of action, cross-claims, counterclaims, demands, debts, duties, sanctions, fines, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs, attorney’s fees, sums of money, suits, contracts, covenants, controversies, agreements, promises, responsibilities, obligations and accounts of any nature whatsoever in law or in equity, direct or indirect, both past and present and whether or not now or heretofore known, suspected or claimed or whether asserted or unasserted (collectively, “Claims”) against the Released Entities including, but not limited to, claims arising out of the employee/employer relationship, claims under the Americans with Disabilities Act of 1990 (42 U.S.C. Section 12101 et seq.), Title VII of the Civil Rights Act of 1964 (42 U.S.C. Section 2000 et seq.), the Consolidated Omnibus Budget Reconciliation Act of 1985 (29 U.S.C. Section 1161 et seq.) the Age Discrimination in Employment Act (29 U.S.C. Section 626 et seq.), the Family and Medical Leave Act (29 U.S.C. Section 2601 et seq.), and the Employee Retirement and Income Security Act (29 U.S.C. Section 1001 et seq.), claims under federal, state and local constitutions, statutes, ordinances, human rights laws, and common laws, and claims for breach of contract, discrimination, wrongful discharge, tortious interference with contract, intentional and negligent infliction of emotional distress under any other statutory or common law theories (in its entirety, the “Release”). Lawless, Employer, and the Company agree that the Release shall be construed as broadly and generally as the law permits.

(b)    In signing this Agreement, Lawless acknowledges that he intends that this Release shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. Lawless expressly consents that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Released Claims hereinabove mentioned or implied. Lawless acknowledges and agrees that this waiver is an essential and material term of this Release and without such waiver Employer and the Company would not have agreed to make the payments described in Section 2, Section 3 and Section 4 above, would not have agreed to the accelerated vesting and extension of the expiration date described in Section 5 above, would not have agreed to the accelerated vesting and vesting upon a Sale of the Company described in Section 6 above, and would not have agreed to the Bonus Upon Sale described in Section 7 above. Lawless further agrees that in the event he brings his own Claim in which he seeks damages against Employer or the Company, or in the event he seeks to recover against Employer or the Company in any Claim brought by a governmental agency on his behalf, this Release shall serve as a complete defense to such Claim.

11.    Indemnification. Lawless shall have the right to be indemnified in accordance with and to the extent covered by Employer’s or any of its affiliates corporate charter, by-laws and Directors and Officers insurance policy.

12.    Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:

If to Employer:

Syniverse Technologies, Inc.

8125 Highwoods Palm Way

Tampa, FL 33647-1765

Attention: Robert Garcia, Jr.

with copies to:

GTCR Fund VII, L.P. GTCR Fund VII/A, L.P. GTCR Co-Invest, L.P. GTCR Capital Partners, L.P. c/o GTCR Golder Rauner, L.L.C. 6100 Sears Tower Chicago, IL 60606-6402
Attention:	David A. Donnini
Collin E. Roche

and

Kirkland & Ellis 200 East Randolph Drive Chicago, IL 60601
Attention:	Stephen L. Ritchie, P.C.

If to the Company:

Syniverse Holdings, Inc. One Tampa City Center Suite 700 Tampa, FL 33602
Attention:	Robert Garcia, Jr.

with copies to:

GTCR Fund VII, L.P. GTCR Fund VII/A, L.P. GTCR Co-Invest, L.P. GTCR Capital Partners, L.P. c/o GTCR Golder Rauner, L.L.C. 6100 Sears Tower Chicago, IL 60606-6402
Attention:	David A. Donnini
Collin E. Roche

and

Kirkland & Ellis 200 East Randolph Drive Chicago, IL 60601
Attention:	Stephen L. Ritchie, P.C.

If to Lawless:

Raymond L. Lawless 5004 Londonderry Drive Tampa, FL 33647

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or sent or, if mailed, five days after deposit in the U.S. mail.

13.    General Provisions.

(a)    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(b)    Complete Agreement. This Agreement, the Senior Management Agreement, the Stock Option Award and the Restricted Stock Grant embody the complete agreement and understanding among the parties with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(c)    Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(d)    Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Lawless, Employer, the Company, Holdings LLC and their respective successors and assigns provided that the rights and obligations of Lawless under this Agreement shall not be assignable.

(e)    Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto will be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(f)    Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(g)    Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of Employer, the Company, Holdings LLC and Lawless.

(h)    Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company’s chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

14.    Acknowledgement.

(a)    Lawless acknowledges that he has carefully read and fully understands each of the provisions of this Agreement, that he has had the opportunity to have an attorney explain the terms of this Agreement, that he signs this Agreement knowingly and voluntarily as his own free act and deed, that the consideration described herein is in addition to that to which he is already entitled, that the consideration is adequate and satisfactory to him and that this Agreement was freely entered into without fraud, duress or coercion and with full knowledge of its significance, effects and consequences. Lawless confirms that he has had at least twenty-one (21) days to consider whether or not to sign this letter.

(b)    Lawless acknowledges that he understands that he may revoke his assent to this Agreement if he does so within seven days of executing it and that this letter agreement is not effective until such seven day period has expired.

*    *    *    *

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

SYNIVERSE HOLDINGS, INC.

By:	/s/ Tony G. Holcombe
Name: Tony G. Holcombe Title: Chief Executive Officer

/s/ Raymond L. Lawless
Raymond L. Lawless

9